Exhibit 99.1

MarketAxess Reports Fourth Quarter and Full Year 2025 Financial Results

Record Revenue of $846 Million in 2025 Driven by 10% Growth in Revenue Outside U.S. Credit Products

24% Increase in Block Trading ADV to Record $5 Billion in 2025

48% Increase in Portfolio Trading ADV to Record $1.4 Billion in 2025 with Record U.S. Credit ADV & Market Share

33% Increase in Dealer-Initiated ADV in 2025

NEW YORK | February 6, 2026 - MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, today announced financial results for the fourth quarter and full year ended December 31, 2025.

4Q25 select financial and operational highlights*

•
Total revenues of $209.4 million increased 3.5%, and included an increase of approximately $1.6 million from the impact of foreign currency fluctuations.
•
Strong progress with our new initiatives across our three strategic channels:

— Client-Initiated Channel - 29% increase in block trading average daily volume (“ADV”), including 21% growth in U.S. credit, 41% growth in emerging markets (record) and 43% growth in eurobonds.

— Portfolio Trading Channel - 41% increase in total portfolio trading ADV to record $1.5 billion with record U.S. high-yield and record emerging markets portfolio trading ADV of $368 million and $118 million, respectively. Record U.S. credit portfolio trading market share of 21%, an increase of 440 basis points.

— Dealer-Initiated Channel - 32% increase in dealer-initiated ADV to $1.8 billion, including 20% increase in dealer request for quote ("RFQ") ADV and a 185% increase in Mid-X ADV. Our Mid-X protocol in U.S. credit surpassed $3.0 billion in trading volume in December 2025.

•
Total expenses of $133.4 million increased 9%, and included an increase of approximately $1.3 million from the impact of foreign currency fluctuations. Total expenses, excluding notable items,[1] of $132.3 million increased 8%.
•
Effective tax rate of (15.8%); effective tax rate excluding notable items[1] of 23.4%.
•
Diluted earnings-per-share (“EPS”) of $2.51 on net income of $92.4 million; Diluted EPS of $1.68 on net income of $61.9 million, each excluding notable items.[1]
•
Announced 3-year financial targets and increased stock repurchase authorizations to $505.0 million, including a $300.0 million accelerated stock repurchase ("ASR") agreement that commenced in December 2025.

Full Year 2025 select financial and operational highlights**

•
Record total revenues of $846.3 million increased 4% (10% outside U.S. credit), and included an increase of approximately $4.6 million from the impact of foreign currency fluctuations.
•
Record commission revenue, including record emerging markets (+10%), record eurobonds (+10%) and record U.S. Government bonds (+13%).
•
Record services revenue[3] of $111.6 million, up 6%.
•
Strong progress with our new initiatives across our three strategic channels:

— Client-Initiated Channel - 24% increase in block trading ADV to a record $5 billion, including 18% growth in U.S. credit (record), 27% growth in emerging markets (record) and 66% growth in eurobonds (record).

Chris Concannon, CEO of MarketAxess, commented:

“In 2025, we made significant strides in enhancing the MarketAxess advantage by expanding our global network, deepening our differentiated liquidity. We also accelerated our use of AI in enhancing the proprietary data and analytics that underpin our protocols and workflow tools for clients, helping them to be more efficient and gain deeper insights into their trading activity.

We delivered record volumes in U.S. credit and record revenue outside of U.S. credit of $406 million, a 10% increase, reflecting the strong returns generated from our investments in these areas. We also made strong progress across our three U.S. credit strategic channels: block trading ADV increased 24%, total portfolio trading ADV increased 48%, and dealer‑initiated ADV increased 33%. Additionally, the Mid‑X solution launched in the second half of 2025 continues to gain momentum, delivering over $3 billion in trading volume in December 2025.

The client initiatives that we expect to deliver in 2026 and beyond include enhancements to our X-Pro platform and our automation suite, as well as the launch of new solutions that allow dealers to send axes directly to investor clients. These enhancements are progressing well and we expect them to drive market share and revenue growth consistent with our medium-term financial targets."

— Portfolio Trading Channel - 48% increase in total portfolio trading ADV to record $1.4 billion with record U.S. credit portfolio trading ADV of $1.1 billion, an increase of 43%. Record U.S. credit portfolio trading market share of 19%, an increase of 270 basis points.

— Dealer-Initiated Channel - 33% increase in dealer-initiated ADV to $1.7 billion, including a 29% increase in dealer RFQ ADV and a 102% increase in Mid-X ADV with the launch of the Mid-X protocol in September 2025.

•
Total expenses of $504.4 million increased 6%, and included an increase of approximately $4.5 million from the impact of foreign currency fluctuations. Total expenses, excluding notable items,[1] of $499.4 million increased 5%.
•
Diluted EPS of $6.64 on net income of $246.9 million; Diluted EPS of $7.39 on net income of $274.7 million, each excluding notable items.[1]

*All comparisons versus 4Q24

**All comparisons versus full year 2024

Table 1: 4Q25 and full year 2025 select financial results

	Quarter			% Change				Full Year		% Change
$ in millions, except per share data (unaudited)	4Q 2025	3Q 2025	4Q 2024	QoQ		YoY		FY 2025	FY 2024	YoY
Selected GAAP-basis financial results
Revenues	$209	$209	$202	—%		3%		$846	$817	4%
Expenses	133	123	122	8		9		504	476	6
Net Income	92	68	65	35		42		247	274	(10)
Diluted EPS	2.51	1.84	1.73	36		45		6.64	7.28	(9)
Net Income Margin	44.1%	32.7%	32.2%	NM		NM		29.2%	33.6%	NM
Selected GAAP-basis financial results ex-notable items (non-GAAP)[1]
Revenues	209	209	202	—		3		846	817	4
Expenses	132	123	122	7		8		499	476	5
Net Income	62	68	65	(9)		(5)		275	274	—
Diluted EPS	1.68	1.84	1.73	(9)		(3)		7.39	7.28	2
Other Non-GAAP financial measures
EBITDA[2]	95	108	97	(12)		(2)		421	410	3
EBITDA Margin[2]	45.3%	51.5%	47.8%	(620)	bps	(250)	bps	49.7%	50.2%	(50)	bps

NM - not meaningful

4Q25 overview of results

Table 1A: Notable items1

	Quarter			Full Year
	4Q 2025	3Q 2025	4Q 2024	FY 2025	FY 2024
$ in millions, except per share data (unaudited)
Repositioning charges	$1.1	$—	$—	$5.1	$—
Acquisition-related charge/(credit)	—	—	—	0.6	—
Notable items (pre-tax)	1.1	—	—	5.7	—
Income tax impact from notable items	(0.3)	—	—	(1.5)	—
Reserve for uncertain tax positions related to prior periods	(31.3)	—	—	23.6	—
Total notable items	$(30.5)	$—	$—	$27.8	$—
EPS impact	$(0.83)	$—	$—	$0.75	$—

Notable items1

•
Notable items in 4Q25 include repositioning charges of $1.1 million, which consisted of severance costs related to changes in management structure, and a benefit to the reserve for uncertain tax positions of approximately $31.3 million related to prior periods.

Revenue

•
Total revenues of $209.4 million increased 3.5% compared to the prior year and included RFQ-hub revenues of approximately $3.7 million and a $1.6 million increase from the impact of foreign currency fluctuations.

Commission revenue

Table 1B: 4Q25 variable transaction fees per million (FPM)

	Quarter			% Change		Full Year		% Change
	4Q 2025	3Q 2025	4Q 2024	QoQ	YoY	FY 2025	FY 2024	YoY
AVG. VARIABLE TRANS. FEE PER MILLION (FPM)
Total Credit	$138	$140	$150	(1)%	(8)%	$139	$150	(7)%
Total Rates	4.79	4.21	4.31	14	11	4.28	4.39	(3)

Credit

•
Total credit commission revenue of $165.2 million (including $32.8 million in fixed-distribution fees) increased $3.0 million, or 2%, compared to $162.2 million (including $32.8 million in fixed-distribution fees) in the prior year, and was consistent with 3Q25 levels. An 11% increase in total credit ADV compared to the prior year, driven by growth in market volumes, was partially offset by an 8% decrease in total credit variable transaction fee per million (“FPM”). The 2% increase in total credit commission revenue was driven by a 7% increase in emerging markets and eurobonds commission revenue, reflecting continued product and geographic diversification. The decline in 4Q25 total credit FPM both year-over-year and quarter-over-quarter was due principally to protocol mix.

Rates

•
Total rates commission revenue of $6.8 million decreased $0.5 million, or 7%, compared to the prior year, and increased 2% from 3Q25 levels. A 17% decrease in total rates ADV compared to the prior year was partially offset by an 11% increase in FPM.

Other

•
Record total other commission revenue of $9.4 million increased $4.1 million, or 79%, compared to the prior year, driven by the inclusion of approximately $3.4 million from RFQ-Hub, majority control of which was acquired in 2Q25.

Services revenue

•
Services revenue3 of $28.1 million increased $0.4 million, or 2%, compared to the prior year.

Information services

—
Information services revenue of $13.5 million increased $0.3 million, or 2%, compared to the prior year. The increase was principally driven by an increase of $0.3 million from the impact of foreign currency fluctuations.

Post-trade services

—
Post-trade services revenue of $11.0 million increased $0.1 million, or 1%, compared to the prior year principally due to an increase of $0.6 million from the impact of foreign currency fluctuations, partially offset by lower net contract revenue.

Technology services

—
Total technology services revenue of $3.6 million increased $0.1 million, or 2%, compared to the prior year. The increase was driven by connectivity fees from RFQ-hub, majority control of which was acquired in 2Q25.

Expenses

•
Total expenses of $133.4 million increased 9% from the prior year, including approximately $3.5 million of RFQ-hub expenses and an increase of $1.3 million from the impact of foreign currency fluctuations.

Non-operating

•
Other income (expense): Other income was $3.8 million, down from $4.6 million in the prior year. The decrease was driven by lower interest income due to a decrease in interest rates and higher interest expense due to borrowings on the Company's credit facility that were used, along with cash on hand, to fund the ASR, partially offset by unrealized gains on investments compared to unrealized losses in the prior year.
•
Tax rate: The effective tax rate was (15.8%), compared to 23.0% in the prior year. The effective tax rate excluding notable items1 was 23.4%.

Capital

•
The Company had $678.9 million in cash, cash equivalents, corporate bond investments and U.S. Treasury investments as of December 31, 2025, down from $698.6 million as of December 31, 2024. The Company had $220.0 million in borrowings outstanding under the Company’s credit facility as of December 31, 2025, as compared to no borrowings outstanding as of December 31, 2024.
•
In December 2025, the Board of Directors authorized the repurchase of up to $400.0 million of additional shares of MarketAxess common stock. Following the new authorization, the Company entered into an ASR agreement to repurchase, in aggregate, $300.0 million of MarketAxess common stock. Upon execution of the ASR, a total of 1,386,001 shares were delivered, representing 80% of the total shares that the Company expected to receive under the ASR based on the market price of the Company's common stock on the date of execution. Final settlement of the ASR occurred on February 4, 2026 with the delivery of 359,782 additional shares. For the full year 2025, a total of 1,980,715 shares were repurchased at a cost of $360.0 million. As of January 31, 2026, $205.0 million remained under the Board of Directors’ share repurchase authorizations.
•
The Board declared a quarterly cash dividend of $0.78 per share, payable on March 4, 2026 to stockholders of record as of the close of business on February 18, 2026.

Other

•
Employee headcount was 869 as of December 31, 2025, down from 891 as of December 31, 2024 and 896 as of September 30, 2025.

Full Year 2026 Guidance4

For the full year 2026, the Company is providing the following guidance:

•
Services revenue3 is expected to grow in the mid-single digits (percent).
•
Expenses, excluding notable items, are expected to be in the range of $530.0 million to $545.0 million. Based on the midpoint of the stated guidance range, total expenses are expected to increase by 8%.
•
The effective tax rate is expected to be between 24.0% and 26.0%.
•
Capital expenditures to support new protocols, products and trading platform enhancements are expected to be in the range of $65.0 million to $75.0 million.

1 See Table 1A in this release for a listing of notable items. Results excluding notable items are non-GAAP financial measures. Refer to “Non-GAAP financial measures and other items” for a discussion of these non-GAAP financial measures and Table 6 for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures.

2 EBITDA and EBITDA margin are non-GAAP financial measures. Refer to “Non-GAAP financial measures and other items” for a discussion of these non-GAAP financial measures and Table 7 for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures.

3 Services revenue is defined as combined information, post-trade and technology services revenue.

4 The Company's guidance for full year 2026 is based on foreign exchange rates as of December 31, 2025, and assumes a constant business portfolio.

Non-GAAP financial measures and other items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA margin and free cash flow. From time to time, we present selected GAAP-basis financial results, excluding notable items. Notable items are revenues, expenses, other income (expense) and tax related items that are non-recurring and outside of the Company’s normal course of business or other notables, such as acquisition and restructuring charges or gains/losses on sales (collectively, “notable items”). We define EBITDA margin as EBITDA divided by revenues. We define free cash flow as net cash provided by/(used in) operating activities excluding the net change in trading investments and net change in securities failed-to-deliver and securities failed-to-receive from broker-dealers, clearing organizations and customers, less expenditures for furniture, equipment and leasehold improvements and capitalized software development costs. Non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures determined in conformity with GAAP. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, provide additional information regarding the Company’s operating results because they assist both investors and management in analyzing and evaluating the performance of our business. Please refer to Tables 6, 7 & 8 for a reconciliation of: (i) selected GAAP-basis financial results, each excluding notable items, to their most directly comparable GAAP measure; (ii) GAAP net income to EBITDA and GAAP net income margin to EBITDA margin; and (iii) GAAP net cash provided by/(used in) operating activities to free cash flow, in each case, the most directly comparable GAAP measure. The Company does not reconcile its forward-looking non-GAAP financial measures, including the 2026 expense guidance, to the corresponding U.S. GAAP measures, due to variability and difficulty in making accurate forecasts and projections and/or certain information not being ascertainable or accessible; and because not all of the information, such as foreign currency impacts necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure, is available to the Company without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The Company provides forward-looking non-GAAP financial measures that it believes will be achieved, however, it cannot accurately predict all of the components of the adjusted calculations and the U.S. GAAP measures may be materially different than the non-GAAP measures.

Webcast and conference call information

Chris Concannon, Chief Executive Officer and Ilene Fiszel Bieler, Chief Financial Officer, will host a conference call to discuss the Company’s financial results and outlook on Friday, February 6, 2026 at 10:00 a.m. ET. To access the conference call, please dial +1-800-715-9871 (U.S.) or +1-646-307-1963 (International) and use the ID 1832176. The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company's website at http://investor.marketaxess.com. The Webcast will be archived on http://investor.marketaxess.com for 90 days following the announcement.

General Notes Regarding the Data Presented

Reported MarketAxess volume in all product categories includes only fully electronic trading volume. MarketAxess trading volumes and the Financial Industry Regulatory Authority (“FINRA”) Trade Reporting and Compliance Engine (“TRACE”) reported volumes are available on the Company’s website at investor.marketaxess.com/volume.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for the Company, market conditions and industry growth, as well as statements about the Company’s future financial and operating performance, including the full year 2026 guidance included in this press release. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: global economic, political and market factors; the level of trading volume transacted on the MarketAxess platform; the rapidly evolving nature of the electronic financial services industry; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; our ability to introduce new fee plans and our clients’ response; our ability to attract clients or adapt our technology and marketing strategy to new markets; risks related to our growing international operations; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; risks related to self-clearing; risks related to sanctions levied against states or individuals that could expose us to operational or regulatory risks; the effect of rapid market or technological changes on us and the users of our technology; issues related to the development and use of artificial intelligence; our dependence on third-party suppliers for key products and services; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; the occurrence of design defects, errors, failures or delays with our platforms, products or services; our vulnerability to malicious cyber-attacks and attempted cybersecurity breaches; our actual or perceived failure to comply with privacy and data protection laws; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our use of open-source software; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our dependence on our management team and our ability to attract and retain talent; limitations on our flexibility because we operate in a highly regulated industry; the increasing government regulation of us and our clients; risks related to the divergence of U.K. and European Union legal and regulatory requirements following the U.K.’s exit from the European Union; our exposure to costs and penalties related to our extensive regulation; our risks of litigation and securities laws liability; our tax filing positions; the effects of climate change or other sustainability risks that could affect our operations or reputation; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; our exposure to financial institutions by holding cash in excess of federally insured limits; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

About MarketAxess

MarketAxess (Nasdaq: MKTX) operates a leading electronic trading platform that delivers greater trading efficiency, a diversified pool of liquidity and significant cost savings to institutional investors and broker-dealers across the global fixed-income markets. Approximately 2,100 firms leverage MarketAxess’ patented technology to efficiently trade fixed-income securities. Our automated and algorithmic trading solutions, combined with our integrated and actionable data offerings, help our clients make faster, better-informed decisions on when and how to trade on our platform. MarketAxess’ award-winning Open Trading® marketplace is widely regarded as the preferred all-to-all trading solution in the global credit markets. Founded in 2000, MarketAxess connects a robust network of market participants through an advanced full trading lifecycle solution that includes automated trading solutions, intelligent data and index products and a range of post-trade services. Learn more at www.marketaxess.com and on X @MarketAxess.

# # #

Contacts

INVESTOR RELATIONS	MEDIA RELATIONS
Stephen Davidson MarketAxess Holdings Inc. +1 212 813 6313 sdavidson2@marketaxess.com	Marisha Mistry MarketAxess Holdings Inc. +1 917 267 1232 mmistry@marketaxess.com

Table 2: Consolidated Statements of Operations

	Three Months Ended			Year Ended
	December 31,			December 31,
In thousands, except per share data (unaudited)	2025	2024	% Change	2025	2024	% Change
Revenues
Commissions	$181,339	$174,766	4%	$734,623	$711,710	3%
Information services	13,454	13,155	2	53,230	50,540	5
Post-trade services	11,034	10,975	1	44,491	42,487	5
Technology services	3,582	3,508	2	13,924	12,360	13
Total revenues	209,409	202,404	3	846,268	817,097	4

Expenses
Employee compensation and benefits	61,402	59,395	3	248,537	235,880	5
Depreciation and amortization	19,606	18,540	6	76,699	73,824	4
Technology and communications	20,864	18,791	11	78,294	72,166	8
Professional and consulting fees	10,505	6,329	66	31,487	27,382	15
Occupancy	3,804	3,716	2	15,038	14,690	2
Marketing and advertising	3,842	3,972	(3)	11,204	11,713	(4)
Clearing costs	4,003	4,443	(10)	16,583	17,863	(7)
General and administrative	9,370	7,242	29	26,588	22,709	17
Total expenses	133,396	122,428	9	504,430	476,227	6
Operating income	76,013	79,976	(5)	341,838	340,870	—
Other income (expense)
Interest income	5,448	6,719	(19)	24,397	26,046	(6)
Interest expense	(964)	(318)	203	(1,487)	(1,601)	(7)
Equity in earnings of unconsolidated affiliate	—	331	(100)	457	1,395	(67)
Other, net	(711)	(2,113)	(66)	1,790	(6,164)	NM
Total other income (expense)	3,773	4,619	(18)	25,157	19,676	28
Income before income taxes	79,786	84,595	(6)	366,995	360,546	2
Provision for income taxes	(12,608)	19,456	(165)	120,083	86,365	39
Net income	$92,394	$65,139	42	$246,912	$274,181	(10)
Less: income attributable to noncontrolling interest	(157)	—	NM	(285)	—	NM
Net income available for common stockholders	$92,237	$65,139	42	$246,627	$274,181	(10)
Per Share Data:
Net income per common share
Basic	$2.52	$1.74		$6.66	$7.29
Diluted	$2.51	$1.73		$6.64	$7.28
Cash dividends declared per common share	$0.76	$0.74		$3.04	$2.96
Weighted-average common shares:
Basic	36,601	37,479		37,056	37,600
Diluted	36,683	37,601		37,137	37,672

NM - not meaningful

Table 3: Commission Revenue Detail

In thousands, except fee per million data	Three Months Ended December 31,			Year Ended December 31,
(unaudited)	2025	2024	% Change	2025	2024	% Change
Variable transaction fees
Credit	$132,358	$129,351	2%	$541,986	$533,363	2%
Rates	6,695	7,262	(8)	28,198	25,165	12
Other	9,382	5,235	79	30,264	20,016	51
Total variable transaction fees	148,435	141,848	5	600,448	578,544	4
Fixed distribution fees
Credit	32,802	32,849	—	133,820	132,898	1
Rates	102	69	48	355	268	32
Total fixed distribution fees	32,904	32,918	—	134,175	133,166	1
Total commission revenue	$181,339	$174,766	4	$734,623	$711,710	3
Average variable transaction fee per million
Credit	$138	$150	(8)%	$139	$150	(7)%
Rates	4.79	4.31	11	4.28	4.39	(3)

Table 4: Trading Volume Detail*

	Three Months Ended December 31,
In millions (unaudited)	2025		2024		% Change
	Volume	ADV	Volume	ADV	Volume	ADV
Credit
High-grade	$424,563	$6,848	$400,129	$6,454	6%	6%
High-yield	95,650	1,543	83,373	1,345	15	15
Emerging markets	247,140	3,986	214,439	3,459	15	15
Eurobonds	154,061	2,407	128,064	2,001	20	20
Other credit	37,086	597	38,698	624	(4)	(4)
Total credit trading	958,500	15,381	864,703	13,883	11	11
Rates
U.S. government bonds	1,352,808	21,819	1,608,995	25,952	(16)	(16)
Agency and other government bonds	43,787	686	76,221	1,195	(43)	(43)
Total rates trading	1,396,595	22,505	1,685,216	27,147	(17)	(17)
Total trading	$2,355,095	$37,886	$2,549,919	$41,030	(8)	(8)
Number of U.S. Trading Days[1]		62		62
Number of U.K. Trading Days[2]		64		64

	Year Ended December 31,
In millions (unaudited)	2025		2024		% Change
	Volume	ADV	Volume	ADV	Volume	ADV
Credit
High-grade	$1,786,664	$7,175	$1,711,275	$6,845	4%	5%
High-yield	376,772	1,513	334,761	1,339	13	13
Emerging markets	979,903	3,935	859,412	3,438	14	14
Eurobonds	605,623	2,403	508,093	2,008	19	20
Other credit	153,869	617	135,975	543	13	14
Total credit trading	3,902,831	15,643	3,549,516	14,173	10	10
Rates
U.S. government bonds	6,322,098	25,390	5,511,045	22,044	15	15
Agency and other government bonds	272,951	1,084	227,614	902	20	20
Total rates trading	6,595,049	26,474	5,738,659	22,946	15	15
Total trading	$10,497,880	$42,117	$9,288,175	$37,119	13	13
Number of U.S. Trading Days[1]		249		250
Number of U.K. Trading Days[2]		252		253

1 The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.

2 The number of U.K. trading days is based on the U.K. Bank holiday schedule.

* Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company's reported volumes when the Company executes trades on a matched principal basis between two counterparties. Consistent with industry standards, U.S. government bond trades are single-counted.

Table 5: Consolidated Condensed Balance Sheet Data

	As of
In thousands (unaudited)	December 31, 2025	December 31, 2024

Assets
Cash and cash equivalents	$519,734	$544,478
Cash segregated under federal regulations	48,722	47,107
Investments, at fair value	170,677	165,260
Accounts receivable, net	100,989	91,845
Receivables from broker-dealers, clearing organizations and customers	362,931	357,728
Goodwill	283,667	236,706
Intangible assets, net of accumulated amortization	110,629	98,078
Furniture, equipment, leasehold improvements and capitalized software, net	112,431	107,298
Operating lease right-of-use assets	51,854	58,132
Prepaid expenses and other assets	46,972	82,584
Total assets	$1,808,606	$1,789,216

Liabilities and stockholders' equity
Liabilities
Accrued employee compensation	$73,879	$68,054
Payables to broker-dealers, clearing organizations and customers	199,679	218,845
Borrowings	220,000	—
Income and other tax liabilities	49,267	3,683
Accounts payable, accrued expenses and other liabilities	42,584	37,320
Operating lease liabilities	64,938	72,654
Total liabilities	650,347	400,556

Redeemable noncontrolling interest	12,592	—

Stockholders' equity
Common stock	123	123
Additional paid-in capital	305,923	350,701
Treasury stock	(694,764)	(333,369)
Retained earnings	1,538,746	1,405,904
Accumulated other comprehensive income/(loss)	(4,361)	(34,699)
Total stockholders' equity	1,145,667	1,388,660
Total liabilities, redeemable noncontrolling interest and stockholders' equity	$1,808,606	$1,789,216

Table 6: Reconciliation of Notable Items

	Quarter			Full Year
$ in thousands, except per share data (unaudited)	4Q 2025	3Q 2025	4Q 2024	FY 2025	FY 2024

Total Expenses, GAAP-basis	$133,396	$123,242	$122,428	$504,430	$476,227
Exclude: Notable items
Repositioning charges[1]	(1,084)	—	—	(5,054)	—
Total Expenses, excluding notable items	$132,312	$123,242	$122,428	$499,376	$476,227

Other income (expense), GAAP-basis	$3,773	$8,060	$4,619	$25,157	$19,676
Exclude: Notable items
Acquisition-related charge/(credit)[2]	—	—	—	557	—
Other income (expense), excluding notable items	$3,773	$8,060	$4,619	$25,714	$19,676

Net income, GAAP-basis	$92,394	$68,273	$65,139	$246,912	$274,181
Exclude: Notable items
Repositioning charges[1]	1,084	—	—	5,054	—
Acquisition-related charge/(credit)[2]	—	—	—	557	—
Income tax impact from notable items	(254)	—	—	(1,471)	—
Reserve for uncertain tax positions related to prior periods	(31,308)	—	—	23,631	—
Net income, excluding notable items	$61,916	$68,273	$65,139	$274,683	$274,181

Diluted EPS, GAAP-basis	$2.51	$1.84	$1.73	$6.64	$7.28
Notable items as reconciled above	(0.83)	—	—	0.75	—
Diluted EPS, excluding notable items	$1.68	$1.84	$1.73	$7.39	$7.28

Effective tax rate, GAAP-basis	-15.8%	27.1%	23.0%	32.7%	24.0%
Notable items as reconciled above	39.2	—	—	(6.4)	—
Effective tax rate, excluding notable items	23.4%	27.1%	23.0%	26.3%	24.0%

1 Repositioning charges consist of severance included in employee compensation and benefits

2 Consists of loss on remeasurement of previous equity interest in RFQ-hub to fair value

Table 7: Reconciliation of Net Income to EBITDA and Net Income Margin to EBITDA Margin

	Quarter			Full Year
In thousands (unaudited)	4Q 2025	3Q 2025	4Q 2024	FY 2025	FY 2024

Net income	$92,394	$68,273	$65,139	$246,912	$274,181
Add back:
Interest income	(5,448)	(5,850)	(6,719)	(24,397)	(26,046)
Interest expense	964	171	318	1,487	1,601
Provision for income taxes	(12,608)	25,366	19,456	120,083	86,365
Depreciation and amortization	19,606	19,662	18,540	76,699	73,824
EBITDA	$94,908	$107,622	$96,734	$420,784	$409,925

Net income margin[1]	44.1%	32.7%	32.2%	29.2%	33.6%
Add back:
Interest income	(2.6)	(2.8)	(3.3)	(2.9)	(3.2)
Interest expense	0.5	0.1	0.2	0.2	0.2
Provision for income taxes	(6.1)	12.1	9.5	14.1	10.6
Depreciation and amortization	9.4	9.4	9.2	9.1	9.0
EBITDA margin[2]	45.3%	51.5%	47.8%	49.7%	50.2%

1 Net income margin is derived by dividing net income by total revenues for the applicable period.

2 EBITDA margin is derived by dividing EBITDA by total revenues for the applicable period.

Table 8: Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Quarter			Full Year
In thousands (unaudited)	4Q 2025	3Q 2025	4Q 2024	FY 2025	FY 2024

Net cash (used in)/provided by operating activities	$158,632	$90,164	$176,248	$382,139	$385,237
Exclude: Net change in trading investments	(404)	264	—	(206)	629
Exclude: Net change in fail-to-deliver/receive from broker-dealers, clearing organizations and customers	(67,825)	34,338	(51,833)	22,965	(1,118)
Less: Purchases of furniture, equipment and leasehold improvements	(3,572)	(1,496)	(215)	(8,204)	(9,942)
Less: Capitalization of software development costs	(11,775)	(11,494)	(10,833)	(49,810)	(46,623)
Free cash flow	$75,056	$111,776	$113,367	$346,884	$328,183